Exhibit 3.1

CERTIFICATE OF INCORPORATION

of

WM TECHNOLOGY, INC.

1.           Name.  The name of the Corporation is WM Technology, Inc. (the “Corporation”).

2.           Address; Registered Office and Agent.  The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808 and the name of its registered agent at such address is Corporation Service Company.

3.           Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”).

4.           Number of Shares.

4.1         The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,075,000,000 shares, consisting of: (i) 2,000,000,000 shares of common stock, divided into (a) 1,500,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”) and (b) 500,000,000 shares of Class V common stock, with the par value of $0.0001 per share (the “Class V Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 75,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2         Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(i)          in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding shares of Class V Common Stock, together with the corresponding Class A LLC Units, pursuant to the Exchange Agreement (y) the exchange of all Class A LLC Units issuable to holders of Class P LLC Units upon conversion pursuant to the Exchange Agreement (assuming for this purpose that the Participation Threshold of each Class P LLC Unit is zero at the time of conversion) and (z) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;

(ii)         in the case of Class V Common Stock, the number of shares of Class V Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights, including upon conversion of LTIP LLC Units pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC, for Class V Common Stock.

5.           Classes of Shares.  The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:

5.1         Common Stock.

(i)          Voting Rights.

(1)          Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class V Common Stock will be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(2)          (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class V Common Stock and (b) the holders of the outstanding shares of Class V Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination constitutes a “Termination Transaction” permitted by Section 3.07 of the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC.

(3)          Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii)         Dividends; Stock Splits or Combinations.

(1)          Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(2)          Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class V Common Stock.

(3)          In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A LLC Units.  Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(iii)        Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock.  Without limiting the rights of the holders of Class V Common Stock to exchange their shares of Class V Common Stock, together with the corresponding Class A LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class V Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2         Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

6.           Class V Common Stock.

6.1         Retirement of Class V Shares. No holder of Class V Common Stock may transfer shares of Class V Common Stock to any person unless such holder transfers a corresponding number of Class A LLC Units to the same person in accordance with the provisions of the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC, as such agreement may be amended from time to time in accordance with the terms thereof. If any outstanding share of Class V Common Stock ceases to be held by a holder of the corresponding Class A LLC Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation for no consideration and retired.

6.2         Reservation of Shares of Class A Common Stock.  The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with (i) the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding Paired Interests, pursuant to the Exchange Agreement and (ii) the exchange of Class A LLC Units issuable to holders of Class P LLC Units upon conversion pursuant to the Exchange Agreement (assuming for this purpose that the Participation Threshold of each Class P LLC Unit is zero at the time of conversion).  The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests or Class P LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.

6.3         Taxes.  The issuance of shares of Class A Common Stock upon the exercise by holders of LLC Units of their right under the Exchange Agreement to exchange Paired Interests or Class P LLC Units for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests or Class P LLC Units being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

6.4         Preemptive Rights. To the extent Class A LLC Units are issued pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class V Common Stock (subject to adjustment as set forth herein) shall be issued to the same Person to which such Class A LLC Units are issued at par.

7.           Board of Directors.

7.1         Number of Directors.

(i)          The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  Unless and except to the extent that the By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot.  Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, be nine (9) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(ii)         During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

7.2         Staggered Board.  The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III.  Class I Directors shall initially serve until the first annual meeting of stockholders following the adoption of this Certificate of Incorporation; Class II Directors shall initially serve until the second annual meeting of stockholders following the adoption of this Certificate of Incorporation; and Class III Directors shall initially serve until the third annual meeting of stockholders following the adoption of this Certificate of Incorporation.  Each Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected.  In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. In the event of any change in the number of directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class.  In no event will a decrease in the number of directors shorten the term of any incumbent director. As of the date of this Certificate of Incorporation, the names and mailing addresses of the persons who are to serve initially as directors of each Class are:

	Name	Mailing Address

Class I	Chris Beal	41 Discovery, Irvine, California 92618
	Fiona Tan	41 Discovery, Irvine, California 92618
	Vacancy	N/A

Class II	Olga Gonzalez	41 Discovery, Irvine, California 92618
	Tony Aquila	41 Discovery, Irvine, California 92618
	Brenda Freeman	41 Discovery, Irvine, California 92618

Class III	Justin Hartfield	41 Discovery, Irvine, California 92618
	Douglas Francis	41 Discovery, Irvine, California 92618
	Scott Gordon	41 Discovery, Irvine, California 92618

7.3         Vacancies and Newly Created Directorships.  Subject to any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders.  Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal.  No decrease in the number of Directors shall shorten the term of any Director then in office.

7.4         Removal of Directors.  Subject to any limitations imposed by applicable law, except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8.           Meetings of Stockholders.

8.1         Action by Written Consent.  Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Class V Common Stock, voting separately as a class, may be effected by the consent in writing of the holders of a majority of the total voting power of the Class V Common Stock entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of holders of Class V Common Stock.

8.2         Meetings of Stockholders.  (i) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.

(ii) Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The ability of holders of Common Stock to call a special meeting of the stockholders is hereby specifically denied.

(iii) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

8.3         No Cumulative Voting; Election of Directors by Written Ballot.  There shall be no cumulative voting in the election of directors. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.

9.           Indemnification.

9.1         Limited Liability.  The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

9.2         Right to Indemnification.

9.3         To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) Directors, officers,  employees and agents of the Corporation (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article 9 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Article 9 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

9.4         Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the General Corporation Law.

9.5         Nonexclusivity of Rights.  The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

10.         Adoption, Amendment or Repeal of By-Laws.  In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

11.         Adoption, Amendment and Repeal of Certificate.  Subject to Article 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.  Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Sections 7.2,  7.3 and 7.4 of Article 7, Sections 8.1 and 8.2 of Article 8 or Article 9, 10, 12 or 13 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 and 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

12.         Forum for Adjudication of Disputes.

12.1        Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any current or former director, officer or other employee of the Company arising out of or pursuant to any provision of the General Corporation  Law, this Certificate of Incorporation or the Bylaws (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the General Corporation  Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

12.2        If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

12.3        Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

12.4        Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

13.         Severability.  If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14.         Corporate Opportunity.  To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

15.         Definitions.  As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b)          “Board” is defined in Section 5.1(ii)(1).

(c)          “By-laws” is defined in Section 7.1.

(d)          “Certificate of Incorporation” is defined in the recitals.

(e)          “Class A Common Stock” is defined in Section 4.1.

(f)           “Class A LLC Unit” means a unit of WM Holding Company, LLC designated as a Class A Unit pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company.

(g)          “Class P LLC Unit” means a unit of WM Holding Company, LLC designated as a Class P Unit pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company.

(h)          “Class V Common Stock” is defined in Section 4.1.

(i)           “Common Stock” is defined in Section 4.1.

(j)           “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(k)          “Corporation” means WM Technology, Inc.

(l)           “Director” is defined in Section 7.1.

(m)         “Enforcement Action” is defined in Section 12.2.

(n)          “Exchange Agreement” means the Exchange Agreement, dated as of June 16, 2021, by and among WM Technology, Inc., a Delaware corporation, WM Holding Company, LLC  and the holders from time to time party hereto.

(o)          “Foreign Action” is defined in Section 12.2.

(p)          “Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC” means the Fourth Amended and Restated Operating Agreement, dated as of June 16, 2021, by and among the Corporation, the Post-Acquisition LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(q)          “General Corporation Law” is defined in the recitals.

(r)           “LLC Unit” means a nonvoting interest unit of WM Holding Company, LLC.

(s)          “LTIP LLC Unit” means a unit of WM Holding Company, LLC designated as a LTIP Unit pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company.

(t)           “Paired Interest” means one Class A LLC Unit together with one share of Class V Common Stock, subject to adjustment pursuant to the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC.

(u)          “Participation Threshold” shall have the meaning ascribed to it in the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC.

(v)          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(w)         “Post-Acquisition LLC Members” means holders of LLC Units that sign the Fourth Amended and Restated Operating Agreement of WM Holding Company, LLC.

(x)          “Preferred Stock” is defined in Section 4.1.

(y)          “Preferred Stock Directors” is defined in Section 7.1.

(z)          “Stock Adjustment” is defined in Section 5.1(ii)(3).

(aa)         “WM Holding Company, LLC” means WM Holding Company, LLC, a Delaware limited liability company or any successor thereto.

16.         Incorporator.  The name and mailing address of the incorporator is:

Name	Mailing Address

Scott Gordon	660 Madison Avenue, Suite 1600 New York, New York 10065

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IN WITNESS WHEREOF, this Certificate of Incorporation of WM Technology, Inc. has been duly executed by the incorporator below this 15th day of June, 2021.

By:	/s/ Scott Gordon
Name:	Scott Gordon
Title:	Incorporator

[Signature Page to Certificate of Incorporation]